Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our reports on the consolidated financial statements and schedule of Journal Communications, Inc. dated January 26, 2004 included in the Registration Statement (Form S-1) and related Prospectus of Journal Communications, Inc. for the registration of shares of its Class A Common Stock.

/s/ Ernst & Young LLP

Milwaukee, WI

April 26, 2004